Exhibit 99.10

Merger Announcement Day: Social Media Posts for PIPE Investors Guidelines for Social Copy: Please note that the press release link and creative do not have to be embedded in the Form 8-K filing. Please select one of the following legally approved social media blurbs should you wish to post or re-post about the announcement: • As a PIPE investor, I’m so excited about today’s announcement of the proposed combination between Iron Spark and @HYPEBEAST – we’re going to unlock the tremendous potential of this iconic brand. #Hypebeast $ISAA @Nasdaq Read more here: [LINK TO RELEASE] [CREATIVE] • It’s a great day for @HYPEBEAST and Iron Spark $ISAA. Can’t wait to take this brand and company to new heights. On to the @Nasdaq! #Hypebeast [LINK TO RELEASE] [CREATIVE] • As a PIPE investor, I’m excited to announce that Iron Spark is combining with @HYPEBEAST, a global leader in contemporary fashion and culture. We can’t wait to bring this amazing brand to @Nasdaq. #Hypebeast $ISAA [LINK TO RELEASE] [CREATIVE] • Please note, all posts should: • Tag @HYPEBEAST & @Nasdaq: o Hypebeast Twitter, Instagram, LinkedIn o Nasdaq Twitter, Instagram, LinkedIn • Include the hashtag #Hypebeast • Include the $ISAA cash tag